EXHIBIT 99.1

NEWS RELEASE     NEWS RELEASE     NEWS RELEASE     NEWS RELEASE     NEWS RELEASE

[LOGO OF AMERICAN EXPRESS COMPANY]

                                                     American Express Company
                                                     200 Vesey Street
                                                     New York, NY  10285

                                           Contact:  Michael O'Neill
                                                     201-209-5583
                                                     mike.o'neill@aexp.com

                                                     Molly Faust
                                                     201-209-5595
                                                     molly.faust@aexp.com


FOR IMMEDIATE RELEASE


                        AMERICAN EXPRESS TO WRITE DOWN
                              WORLDCOM SECURITIES

                 EXPECTS SECOND QUARTER EARNINGS IN LINE WITH
                            WALL STREET CONSENSUS


NEW YORK - June 27, 2002 - American Express Company said today that it will write down the WorldCom debt it holds, largely in the investment portfolio of its subsidiary, American Express Financial Advisors (AEFA).

         American Express' credit exposure to WorldCom is approximately $90 million, representing directly owned bonds and other securities held within various structured investments. The company expects to recognize a second quarter investment loss on these securities of $75 million to $80 million (pre-tax).

         After recognizing these investment losses, American Express said that it expects to report consolidated earnings per share for the second quarter that are in line with Wall Street consensus estimates of $.50 per share. This would compare to $.13 per share a year ago.

         American Express Company (www.americanexpress.com), founded in 1850, is a global travel, financial and network services provider.

                                      ***

         This press release includes forward-looking statements, which are subject to risks and uncertainties. The words "believe," "expect," "anticipate," "optimistic," "intend," "plan," "aim," "will," "should," "could," and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update or revise any forward-looking statements.

         Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to: further deterioration in the value of WorldCom bonds due to the market's response to WorldCom's evolving situation, a WorldCom bankruptcy filing, or other possible events; fluctuation in the equity markets, which can affect the amount and types of investment products sold by AEFA, the market value of its managed assets, and management and distribution fees received based on those assets; deterioration in AEFA's high-yield and other investments, which could result in further losses in AEFA's investment portfolio; the ability of AEFA to sell certain high-yield investments at expected values and within anticipated timeframes and to maintain its high-yield portfolio at certain levels in the future; investment performance in AEFA's businesses; the success, timeliness and financial impact, including costs, cost savings and other benefits, of reengineering initiatives being implemented or considered by the company, including cost management, structural and strategic measures such as vendor, process, facilities and operations consolidation, outsourcing (including, among others, technologies operations), relocating certain functions to lower cost overseas locations, moving internal and external functions to the Internet to save costs, the scale-back of corporate lending in certain regions, and planned staff reductions relating to certain of such reengineering actions; the ability to control and manage operating, infrastructure, advertising and promotion and other expenses as business expands or changes, including balancing the need for longer-term investment spending; the impact on the company's businesses and uncertainty created by the September 11th terrorist attacks, and the potential negative effect on the company of any such attacks in the future; the company's ability to recover under its insurance policies for losses resulting from the September 11th terrorist attacks; consumer and business spending on the company's travel related services products, particularly credit and charge cards and growth in card lending balances, which depend in part on the ability to issue new and enhanced card products and increase revenues from such products, attract new Cardholders, capture a greater share of existing Cardholders' spending, sustain premium discount rates, increase merchant coverage, retain Cardmembers after low introductory lending rates have expired, and expand the global network services business; a downturn in the company's businesses and/or negative changes in the company's and its subsidiaries' credit ratings, which could result in contingent payments under contracts, decreased liquidity and higher borrowing costs; increasing competition in all of the company's major businesses; fluctuations in interest rates, which impact the company's borrowing costs, return on lending products and spreads in the investment and insurance businesses; credit trends and the rate of bankruptcies, which can affect spending on card products, debt payments by individual and corporate customers and businesses that accept the company's card products and returns on the company's investment portfolios; foreign currency exchange rates; political or economic instability in certain regions or countries, which could affect lending activities, among other businesses; legal and regulatory developments, such as in the areas of consumer privacy and data protection; acquisitions; and outcomes in litigation.

         A further description of these and other risks and uncertainties can be found in the company's Annual Report on Form 10-K for the year ended December 31, 2001, and its other reports filed with the SEC.